Exhibit 10.6

ENCANA CORPORATION

EMPLOYEE STOCK OPTION PLAN

Reflective with amendments made as of April 27, 2005,

as of April 25, 2007, as of April 22, 2008, as of October 22, 2008,

as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016.

ENCANA CORPORATION

EMPLOYEE STOCK OPTION PLAN

(Reflective with amendments made as of April 27, 2005,

as of April 25, 2007, as of April 22, 2008, as of October 22, 2008,

as of November 30, 2009, as of July 20, 2010, as of February 24, 2015,

and as of February 22, 2016)

1.	PURPOSES OF THE PLAN

The principal purposes of the Employee Stock Option Plan (the “Plan”) of Encana Corporation (the “Company”) and its subsidiaries are:

(a)	to promote a proprietary interest in the Company among employees;

(b)	to attract and retain qualified employees the Company requires;

(c)	to provide a long-term incentive element in overall compensation of employees; and

(d)	to promote an alignment of interests between employees and shareholders of the Company.

2.	ADMINISTRATION

The Plan shall be administered by such committee of the Board of Directors of the Company as is designated from time to time by the Board (the “Committee”). The Committee shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan.

3.	SHARES

The shares that may be issued pursuant to the exercise of options under the Plan are common shares of the Company (“Shares”). The maximum number of Shares that may be issued pursuant to the exercise of options granted under the Plan is 107,800,000.

4.	GRANT OF OPTIONS AND TANDEM STOCK APPRECIATION RIGHTS

The Committee may from time to time designate officers and other employees who, in the opinion of the Committee, are eligible employees of the Company or its subsidiaries to whom options to purchase Shares shall be granted. The Committee shall determine the effective date of any such grant (“Grant Date”), the number or grant date expected value of Shares to be optioned to such employees and all other terms, conditions and limitations of the grant of the options, subject always to the provisions of this Plan and any corresponding option grant agreements (“Options”). Where the Committee determines to grant any Options on a date which is within a trading blackout period imposed by the Company under the Company’s Securities Trading and Insider Reporting Policy (as amended, supplemented or replaced by the Company from time to time) (a “Blackout Period”) or where, for any reason: (i) a grant of Options occurs on a day that is within a Blackout Period; or (ii) the Market Value of the grant of Options would be calculated using a trading day that is within a Blackout Period, then the Grant Date shall be no earlier than the sixth trading day immediately following the end of such Blackout Period, or such later date as may be necessary pursuant to Section 5 hereof, to permit the Market Value to be determined based on trading days which occur immediately following the end of any such Blackout Period.

Encana Corporation	Page 2
Employee Stock Option Plan
(With amendments as of February 22, 2016)

At the discretion of the Committee, an Option to purchase Shares may have associated with it a tandem stock appreciation right (“TSAR”) in respect of each Share covered by such Option. Each TSAR shall entitle the optionee to surrender to the Company, unexercised, the right to exercise their Option to purchase a specified number of Shares and to receive in exchange from the Company, cash or Shares (at the Company’s choice), subject to Section 12 hereof, in an amount equal to the excess of the closing price of the Shares on the Toronto Stock Exchange (“TSX”) on the last trading day preceding the date of surrender of the Option and contemporaneous exercise of the TSAR, over the Grant Price (as defined below) for the Shares (“Appreciated Value”). Each TSAR shall be subject to the same terms and conditions as the related Option.

An Option granted under the Plan will not be exercisable by an optionee until such Option has been evidenced by a written option grant agreement duly executed and delivered by the Company and by such optionee confirming optionee’s acceptance of the terms and conditions of such grant. An optionee may hold more than one Option at any time.

Without limiting the generality of the foregoing, all grants of Options shall be subject to the following terms and conditions:

(a)	the aggregate number of Shares issuable, at any time, to or for the benefit of insiders pursuant to Options, when combined with the number of Shares issuable to insiders pursuant to all other security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis); and

(b)	there may not be issued to insiders, within any one-year period, a number of Shares that, when combined with the number of Shares issued to insiders pursuant to all other security based compensation arrangements of the Company, would exceed 10% of the issued and outstanding Shares (on a non-diluted basis).

For the purpose of this Plan, the term “insider” has the meaning ascribed thereto in the TSX Company Manual.

5.	GRANT PRICE

The grant price for each Share that may be purchased through the exercise of an Option (the “Grant Price”) shall be fixed by the Committee for each Option effective as of the Grant Date, but shall not be less than the Market Value of the Shares. For this purpose, “Market Value” means the volume-weighted average (rounded to two decimal places) of the trading price of one Share on the TSX during the five (5) trading days immediately preceding the Grant Date or, if at least one Share did not trade on a particular day during the immediately preceding five (5) trading day period, the volume-weighted average (rounded to two decimal places) of the trading price for one Share on the TSX during the immediately preceding five (5) days on which at least one Share was traded.

6.	OPTION PERIOD

Each Option (unless terminated sooner in accordance with the terms, conditions and limitations of the Option determined by the Committee including, without limitation, this Plan and any corresponding Option grant agreement) granted to eligible employees on or after February 24,

Encana Corporation	Page 3
Employee Stock Option Plan
(With amendments as of February 22, 2016)

2015 shall be exercisable during such period not exceeding seven (7) years from the date the Option was granted, as the Committee may determine (the “Option Period”). Each Option (unless terminated sooner in accordance with the terms, conditions, and limitations of the Option determined by the Committee including, without limitation, this Plan and any corresponding Option grant agreement) granted to eligible employees prior to February 24, 2015 shall have an Option Period not exceeding five (5) years from the date the Option was granted. The Committee may, with the consent of the Optionee and the prior consent of the TSX, cancel the unexercised balance of any Option. All rights under the Option unexercised at the expiry or termination of the respective Option Period shall be forfeited. All Shares reserved for Options that are forfeited or cancelled shall be available for subsequent grant of Options.

7.	EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

An Option or its associated TSAR may be exercised from time to time by delivery to the Company at its principal office in Calgary, Alberta or to such person designated by the Company, of a written notice of exercise specifying the number of Shares with respect to which the Option or TSAR is being exercised and, if the Option is being exercised, accompanied by payment in full of the purchase price of the Shares then being purchased. If a TSAR associated with the Option is being exercised, the Company will then issue cash or Shares (at the Company’s option) for the Appreciated Value to the optionee. No person shall have any of the rights of a shareholder in respect of any Shares subject to an Option or TSAR until such Shares have been paid for in full and issued.

8.	NON-ASSIGNABILITY

No Option or any right conferred by an Option shall be assignable, negotiable or otherwise transferable other than by will or the laws of descent and distribution. Options or rights conferred by an Option shall be exercisable during the optionee’s lifetime only by such optionee or, after death or incapacitation, by the optionee’s guardian or legal representative.

9.	EFFECTS OF ALTERATION OF SHARE CAPITAL

In the event of any change in the outstanding common shares of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, equitable adjustments shall be made in the maximum number and kind of Shares issuable under the Plan and in the maximum number and kind of and the Grant Price for Shares issuable under outstanding Options. Such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

10.	EFFECTIVE DATE OF THE PLAN

The Plan shall have effect from and after October 1, 2001 (“Effective Date”).

11.	AMENDMENT OR TERMINATION OF PLAN

The Board of Directors of the Company may, at any time and from time to time, amend, suspend, discontinue or terminate the Plan in whole or in part; provided, however, no such amendment, suspension, discontinuance or termination may, without the consent of the optionee, adversely alter or impair the rights under any Option previously granted to an optionee

Encana Corporation	Page 4
Employee Stock Option Plan
(With amendments as of February 22, 2016)

under the Plan. Any amendment to be made to the Plan or an Option under the Plan is subject to the prior approval of the TSX and the shareholders of the Company where required by the rules of the TSX. Without limiting the generality of the foregoing, the Board shall have the power and authority to approve amendments relating to the Plan or a specific Option without further approval of the shareholders of the Company, to the extent that such amendments relate to:

(a)	extending or accelerating the terms of vesting applicable to any Option or group of Options;

(b)	altering the terms and conditions of vesting applicable to any Option or group of Options;

(c)	changing the termination provisions of the Plan or any Option, provided that the change does not provide for an extension beyond the original expiry date of such Option, as provided for in Section 6 hereof;

(d)	accelerating the expiry date in respect of an Option;

(e)	determining the adjustment provisions pursuant to Section 9 hereof;

(f)	amending the definitions contained within the Plan and other amendments of a “housekeeping” nature; and

(g)	amending or modifying the mechanics of exercise of an Option or TSAR.

Approval by the shareholders of the Company will be required for amendments that relate to:

(i)	any increase in the number of shares reserved for issuance under the Plan, including an increase to a fixed maximum number of Common Shares, or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(ii)	any reduction in Grant Price or cancellation and reissue of Options;

(iii)	any extension of the term of an Option beyond the original expiry date, except as permitted under Section 12 hereof;

(iv)	any amendment to Section 12 that increases the length of the Blackout Extension Period;

(v)	the inclusion of non-employee directors, on a discretionary basis, as eligible participants under the Plan;

(vi)	any allowance for the transferability or assignability of Options other than for estate settlement purposes as outlined in Section 8; and

(vii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

In the event of any conflict between subsections (a) to (g) and (i) to (vii) above, the latter shall prevail to the extent of any conflict.

Encana Corporation	Page 5
Employee Stock Option Plan
(With amendments as of February 22, 2016)

No amendment, suspension, discontinuance or termination of the Plan may contravene the requirements of the TSX or any securities commission or regulatory body to which the Plan or the Company is now or may hereafter be subject.

12.	BLACKOUT PERIOD

Notwithstanding Section 6, if the Option Period of an Option expires during, or within ten (10) business days following a Blackout Period, then the Option Period of such Option shall be extended to the date which is ten (10) business days after the last day of the Blackout Period (the “Blackout Extension Period”), after which time such Option shall expire and terminate.

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